JEFFREY TSANG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
Unit 1104, 11/F, Fourseas Building, 208 Nathan Road, Kowloon, Hong Kong SAR.
Tel: (852) 2781 1606    Fax: (852) 2783 0752    E-mail: info@hkjtc.com
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         REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                  TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
                             ACL SEMICONDUCTORS INC.
                            (A DELAWARE CORPORATION)




We have reviewed the accompanying balance sheet of ACL Semiconductors Inc. ("ACL") as of June 30, 2006, and the statements of income and cash flows for each of the six-month periods ended June 30, 2006 and June 30, 2005. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

During our review, we noted that on February 21, 2006, a cross corporate guarantee was executed between Classic Electronics Limited ("Classic") and Atlantic Components Limited ("Atlantic") for banking facilities to be co-utilized with Standard Chartered Bank (Hong Kong) Limited. The maximum amount of facilities can be utilized by Atlantic was $1.154 millions (HKD9 millions) and the facility lines was fully covered by collaterals provided by Classic and companies other than Atlantic. Subsequently, the cross guarantees have been released on December 7, 2006.

As such cross corporate guarantee:
1.    was temporary in nature and released at the date of issue of this Form
      10-Q/A;
2. had no adverse implication or expected impact on the financial position of ACL as the cross-guarantee given by ACL were fully secured by collateral provided by Classic; and
3. in fact did not crystallize any gain or loss on ACL, your Directors considered FIN 46 was not applicable. On this issue, your ex-auditors, Stonefield Josephson, Inc. were in disagreement with the Directors and requested consolidation of the results of Classic for the 6-month period ended June 30, 2006 and de-consolidation of such results for the year ending December 31, 2006. In the opinion of your Directors, the benefits of adoption of this FIN 46 accounting policy cannot outweigh the costs.
 Most importantly, as the Directors have abandoned the strategic initiative to acquire Classic in the foreseeable future, the temporary consolidation of the results and financial position of Classic will effectively make ACL's financial statements incomparable to its past and future filings. It will not make ACL's financial statements present more fairly its financial position, results of operations and cashflows for the 6-month period then ended.


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Based on our review, we concur with the above interpretation and are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/s/ Jeffrey Tsang & Co.

JEFFREY TSANG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

Hong Kong
December 28, 2006






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